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FORM 4                                                 OMB APPROVAL
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[ ] Check this box if no longer             OMB Number                 3235-0287
    subject to Section 16. Form 4           Expires:           December 31, 2001
    or Form 5 obligations may               Estimated average burden
    continue. See Instruction 1(b).          hours per response............. 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
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1. Name and Address of Reporting Person*

   Palmeri             Michael            V.
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   (Last)             (First)          (Middle)

   400 North Fifth Street
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   (Street)

   Phoenix              AZ              85004
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   (City)             (State)           (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   Pinnacle West Capital Corporation (PNW)
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3. IRS Or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   November 2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                          [ ] 10% Owner
   [X] Officer (give title below)        [ ] Other (specify below)

   Vice President
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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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                TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of      2. Trans-                                           5. Amount of      6. Owner-
  Security         action  3. Trans-     4. Securities Acquired (A)    Securities        ship
  (Instr. 3)       Date       action        or Disposed of (D)         Beneficially      Form:      7. Nature of
                   (Month/    Code          (Instr. 3, 4 and 5)        Owned at          Direct        Indirect
                   Day/       (Instr. 8)    ----------------------     End of Month      (D) or        Beneficial
                   Year)      ----------             (A) or            (Instr. 3 and 4)  Indirect I)   Ownership
                              Code    V     Amount   (D)     Price                       (Instr. 4)    (Instr. 4)
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Common Stock       11-29-01    M             449      A      $17.68
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Common Stock       11-29-01    F             801**    D      $41.00       12,657             D
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Common Stock                                                               1,643             I          by 401(k)
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*    If the form is filed by more than one  reporting  person,  SEE  Instruction
     4(b)(v).
** The minimum amount of shares were sold solely for the purpose of meeting tax withholding requirements. Mr. Palmeri retained all other shares received upon the noted option exercise.

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       Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
              (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative           2. Conver-      3. Trans-      4. Transac-       5. Number of Derivative
   Security (Instr. 3)              sion or         action         tion              Securities Acquired
                                    Exercise        Date           Code              (A) or Disposed
                                    Price of        (Month/        (Instr. 8)        of (D)(Instr. 3,4, and 5)
                                    Derivative      Day/           -----------       -------------------------
                                    Security        Year)          Code      V             (A)         (D)
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Employee Stock
Option (Right to Buy)               $17.68          11-29-01        M                                  1,250
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6. Date Exercisable                                           9. Number
   and Expiration     7. Title and Amount of                     of Derivative   10. Ownership
   Date (Month/          Underlying Securities                   ative               Form of
   Day/Year)             (Instr. 3 and 4)                        Securities          Derivative   11. Nature of
   ----------------     --------------------    8. Price of      Beneficially        Security:        Indirect
   Date     Expira-                Amount or       Derivative    Owned at            Direct (D)       Beneficial
   Exer-    tion                   Number of       Security      End of Month        or Indirect      Ownership
   cisable  Date        Title      Shares          (Instr.5)     (Instr. 4)          (I)(Instr.4)     (Instr.4)
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                        Common
   (1)      2-18-02     Stock      1,250                             0                    D
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Explanation of Responses:
(1) The option became exercisable 1/3 of the grant per year commencing 2-18-93.

                           Michael V. Palmeri                      12-10-01
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                           Michael V. Palmeri                        Date
                         **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).